Sub-Item 77C: Matters Submitted to a Vote of Securitie s Holders

SHAREHOLDER MEETING RESULTS (UNAUDITED)
A Special Meeting of Shareholders of Federated Equity I
ncome Fund, Inc. (the "Corporation") was held
on October 28, 2013. On August 29, 2013, the record date
 for shareholders voting at the meeting, there
were 65,277,002.963 total outstanding shares of the Cor
poration.
     The following item was considered by shareholders
of the Corporation and the results of their voting
were as follows:
*	AGENDA ITEM
Proposal to elect certain Directors of the Corporation:1

Name
For
Withheld
John T. Collins
42,008,433.627
923,420.357
Maureen Lally-Green
42,011,013.849
920,840.135
Thomas M. O'Neill
42,003,844.576
928,009.408
P. Jerome Richey
42,016,098.575
915,755.409
1	The following Directors continued their terms:
John F. Donahue, J. Christopher Donahue, Maureen Lally-Gree n (having been previously appointed by the Board), Peter
E. Madden, Charles F. Mansfield, Jr., Thomas M. O'Neill ( having been previously appointed by the Board), and John S.
Walsh.